EXHIBIT 10.2

Employee Non-Compete and Non-Disclosure Agreement

This Employee Non-Compete and Non-Disclosure Agreement ("Agreement") is entered into by and between Brady Corporation, or its employing subsidiary, affiliate, or parent (the "Employer”), and Olivier Bojarski (the "Employee") (collectively, the “Parties”).
In consideration of Employer’s employment of Employee and Employer’s provision of Confidential Information (as defined below) to Employee, which the Employee acknowledges to be good and valuable consideration for the Employee's obligations hereunder, the Parties hereby agree as follows:
1.Non-Disclosure of Confidential Information. “Confidential Information” refers to proprietary information belonging to the Employer that is not generally known in the industry or by the public, the disclosure of which could be harmful to the Employer. It includes, but is not limited to, proprietary production information, technical information, merchandizing information, software (source code and object code), marketing plans, pricing plans and strategies, business plans and strategies, unpublished financial information, financial projections and forecasts, research and development, production methods and techniques, pricing and costs, policies, procedures, practices, customer information, supplier information, vendor information, and product specifications. Confidential Information includes information created by Employee in performing Employee’s duties for Employer. Confidential Information does not include information which: (i) is already available to the public without wrongful act or breach by Employee; (ii) becomes available to the public through no fault of Employee; or (iii) is required to be disclosed pursuant to a court order or order of government authority, provided that Employee promptly notifies Employer of such request so Employer may seek a protective order.
Both during Employee’s relationship with Employer and for a two (2)-year period thereafter, Employee shall not use or disclose Confidential Information except as is necessary in executing Employee’s duties for Employer. This two (2)-year temporal limit shall not apply to Confidential Information that constitutes a trade secret under applicable law. Employee shall not use or disclose Confidential Information constituting a trade secret for so long as such information constitutes a trade secret.
By virtue of Employee’s relationship with Employer, Employee may acquire confidential information belonging to a third-party, such as a customer, vendor, or supplier. Employee agrees not to use or disclose such information except as necessary and expected in serving or working with such third-party or as expressly permitted by the third-party.
2.Post-Employment Customer Non-Solicitation Agreement. For twelve (12) months following Employee’s separation from Employer, Employee will not contact—or assist others in contacting—current customers with whom Employee had significant business contact during the last year of Employee’s employment with Employer, for the purpose of selling or providing products or services competitive with those offered by Employer (“Competitive Products”). If Employee’s work for Employer during Employee’s last year of employment was limited to particular products or services, then the term “Competitive Products” shall be limited to products or services competitive with those products or services.
3.Post-Employment Non-Solicitation Agreement Based Upon Customer Knowledge. For twelve (12) months following Employee’s separation from Employer, Employee will not contact—or assist others in contacting—current customers (a) about whom Employee possesses Confidential Information or (b) for whom Employee supervised others in serving during the last year of Employee’s employment with Employer, for the purpose of selling or providing products or services competitive with those offered by Employer (“Competitive Products”). If Employee’s work for Employer during Employee’s last year of employment was limited to particular products or services, then the term “Competitive Products” shall be limited to products or services competitive with those products or services.
4.Post-Employment Non-Compete Agreement. For twelve (12) months following Employee’s separation from Employer, Employee will not, within the United States, provide services similar to those Employee provided to Employer during the last year of Employee’s employment with Employer to a competitor of Employer or to a person or entity planning to compete with Employer. If Employee’s services to Employer during Employee’s last year of employment were limited to particular subsidiaries, affiliates (Tricor Direct, Inc., Precision Dynamics Corporation, etc.), or divisions (WPS, IDS, PDC, etc.), then the term “competitor” as used in this paragraph will be limited to competitors of those particular subsidiaries, affiliates, and divisions.
5.Post-Employment Restriction on Working With Competitive Products. For twelve (12) months following Employee’s separation from Employer, Employee will not, within the United States and for a competitor of Employer (or to a person or entity planning to compete with Employer), work in the development, design, modification, improvement, or creation of products or services competitive with any products or services with which Employee was involved in the development, design, modification, improvement or creation for Employer during the last two (2) years of Employee’s employment.
6.Post-Employment Restriction on Position Likely to Use Confidential Information. For twelve (12) months following Employee’s separation from Employer, Employee will not, within the United States, work in a position that would likely require the application of, disclosure of, reliance on, or use of Employer’s Confidential Information for a competitor of Employer or to a person or entity planning to compete with Employer. If Employee’s services to Employer during that last year were limited to particular subsidiaries, affiliates (Tricor Direct, Inc., Precision Dynamics Corporation, etc.), or divisions (WPS, IDS, PDC, etc.) of Employer, then the term “competitor” as used in this paragraph will be limited to competitors of those particular subsidiaries, affiliates, and divisions.
7.Post-Employment Restriction on Advising Investors. For twelve (12) months following Employee’s separation from Employer, Employee will not advise a private equity firm or other investor regarding buying, investing in, or divesting from Employer or any of its competitors.
8.Post-Employment Restriction on Soliciting Employees. For twelve (12) months following Employee’s separation from Employer, Employee will not solicit Key Employees of Employer to work for or otherwise provide services similar to those the Key Employee provided to Employer during the last year of their employment with Employer to a competitor of Employer or to a person or entity planning to compete with Employer. This restriction shall only prohibit any such Key Employee from providing the above-referenced services in the same geographic area to which the Key Employee was assigned to or responsible for during their last year of employment with Employer or, if no such geographic area exists, then in the United States (the Parties’ acknowledging that Employer’s business is global in nature and that such a restriction is reasonable). “Key Employees” are employees whom Employee supervised, who supervised Employee, or with whom Employee regularly worked during Employee’s last year of employment with Employer and who work for or serve Employer as an engineer, manager, executive, sales employee, professional, or director.
9.Duty of Loyalty and Related Obligations. Employee acknowledges and agrees that Employee owes Employer a duty of loyalty while employed by Employer. During Employee’s employment with Employer, Employee agrees not to take action that will harm Employer, such as, encouraging employees, contractors, vendors, suppliers, or customers to terminate relationships with Employer, taking a business opportunity from Employer, engaging in conduct that would injure Employer’s reputation, providing services or assistance to a competitive enterprise, or otherwise competing with Employer.
10.Non-Disparagement and Social Media. Employee agrees not to disparage Employer or any of its officers, directors, or employees on social media, on any public platform, or to persons external to Employer when such comments have the potential to harm Employer (i.e., making disparaging comments about Employer or any of its employees to distributors, customers, suppliers, etc.). Employee also agrees that upon separation from Employer, Employee shall immediately update all of Employee’s social media profiles so that they no longer indicate a current affiliation between Employee and Employer.
11.Inventions and Work Product. Employee agrees to disclose in writing to Employer promptly and fully, all inventions, improvements, designs, developments, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets that Employee makes, conceives, or creates, either alone or jointly with others, during the period of Employee’s employment, whether or not reduced to tangible form or first reduced to practice in the course of Employee’s employment, that result from or are suggested by any work that Employee may perform for Employer, that result from information derived from Employer or its employees, products, or services, that are developed using equipment, supplies, facilities, or trade secrets of Employer, that result from work performed by Employee for Employer, or that relate to Employer’s business, whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets (the “Inventions”). Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that Employer will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions, patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights, including but not limited to rights in database and copyrightable works prepared by Employee (including and all “Moral Rights” as existing under judicial or statutory law of any country or subdivision thereof in the world) (collectively the “Assigned Intellectual Property”) are to be the sole and exclusive property of Employer and Employee hereby irrevocably assigns to Employer all right, title, and interest around the world in and to the Assigned Intellectual Property, including any royalty rights or rights to other consideration in connection with the Assigned Intellectual Property. Employee agrees to assist Employer and its nominees, during and after Employee’s employment with Employer, as they may reasonably require during and after Employee’s employment with Employer (at Employer’s or its nominee’s reasonable expense) to obtain for Employer or its nominee’s benefit and enforce the Assigned Intellectual Property. “Assigned Intellectual Property” does not include inventions for which no equipment, supplies, facilities, or trade secret information of Employer was used and which were developed entirely on Employee’s own time, unless the invention relates directly to the business of Employer (or actual demonstrably anticipated research or development of Employer) or the invention results from any work Employee performs for Employer.
12.Choice of Law and Forum Selection. This Agreement is governed by, and construed in accordance with, the laws of the State of Wisconsin. Any action or proceeding by either Party regarding this Agreement shall be brought only in the state or federal courts located in the State of Wisconsin, County of Milwaukee. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
13.Severability. Should a court of competent jurisdiction conclude that any portion of this Agreement must be modified to be enforceable or that a portion of this Agreement must be struck to comply with applicable law, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties. The Parties agree that a court of competent jurisdiction is expressly authorized to modify overbroad provisions so as to make them enforceable to the maximum extent permitted by law and is further authorized to strike whole provisions that cannot be so modified.
14.No Conflicting Obligations. Employee has disclosed to Employer any agreements with Employee’s prior employers or business relationships that contain confidentiality, non-compete, non-solicitation, or similar provisions. Employee does not possess any hard or electronic copies of confidential information belonging to any prior employer or other third party and agrees not to use or disclose any such information in providing services to Employer.
15.Return of Company Property. Employee agrees that all property and documents provided to Employee by Employer or by virtue of Employee’s relationship with Employer are the exclusive property of Employer or the providing party. When Employee’s relationship with Employer ends, Employee will immediately deliver to Employer all Employer property. To the extent any such property is electronically stored, Employee shall consult with Employee’s manager, or a member of Employer’s legal group, regarding the proper method for disposal of such items. If Employee fails to return Employer property, Employee agrees that the value of the property may be withheld from any outstanding compensation otherwise due to Employee in the form of salary, wages, or vacation time to the extent permitted by law.
16.Successors and Assigns, and Position Changes. This Agreement cannot be assigned by Employee. Employer may assign this Agreement to its parents, subsidiaries, affiliates, successors, or persons or entities acquiring substantially all of Employer’s assets or stock. Upon any such assignment, (a) this Agreement shall inure to the benefit of the assignee or successor and (b) Employee will be bound by the Agreement as if the term “Employer” had originally been defined as the assignee or successor. Further, Employee understands that, from time to time, Employee may be promoted, demoted, transferred, or assigned different or additional responsibilities. Employee agrees that, regardless of the nature of any changes, this Agreement shall apply to and govern any and all positions Employee may hold with Employer or Employer’s successors or assignees.
17.Remedies. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee acknowledges and agrees that Employer will be irreparably harmed and that Employer shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages, and other available forms of relief.
18.Modification and Waiver. No provision of this Agreement may be amended or modified by the Parties unless the amendment or modification is agreed to in writing and signed by the Parties. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.
19.At-Will Employment. Nothing in this Agreement is intended to change Employee’s status as an at-will employee. Employee understands that Employee is an at-will employee and that Employee’s employment can be terminated at any time, with or without notice or cause, by either Employee or Employer.
20.Notice of Immunity. In accordance with the Defend Trade Secrets Act, Employee is hereby advised:
An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
21.Other Laws. This Agreement is not intended to restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement. To the extent any portion of this Agreement does so, the Agreement shall be modified so as to not infringe Employee’s rights. Further, this Agreement is not intended to restrict or impede Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to a member of Employer’s legal group.
22.Reason for Separation. This Agreement and its restrictions shall apply to Employee regardless of the eventual reason for Employee’s separation from Employer and regardless of whether such separation shall be voluntary or involuntary.
23.Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE PARTIES’ RELATIONSHIP GENERALLY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) IT MAKES THIS WAIVER

KNOWINGLY AND VOLUNTARILY, AND (C) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

By signing below, the Parties confirm their intent to be legally bound to this Agreement.

By the Employee:	By the Employer:

/s/ OLIVIER BOJARSKI	/s/ RUSSELL SHALLER
President and Chief Executive Officer
Brady Corporation

August 3, 2022	August 3, 2022
Date	Date